Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS
JULY SALES RESULTS
~July Same-Store Sales Increase 10 Percent~
                         ~Increases Second Quarter and Full Year Fiscal 2007 Earnings Estimates~

Minneapolis, MN, August 3, 2006 — Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the five-week period ended July 29, 2006 increased 21% to $49.6 million from $41.1 million last year.  July same-store sales rose 10%.

For the five months ended July 29, 2006, total sales increased 18% to $235.5 million from $199.9 million last year while same-store sales increased 8%.  As of July 29, 2006, the Company operated 743 stores compared with 662 stores as of July 30, 2005.

Joe Pennington, Chief Executive Officer, commented, “We are very pleased with our 10% increase in July same-store sales which exceeded our expectations.  Overall, we are encouraged by the continued strength in our sales and are optimistic regarding our prospects for the beginning of the Fall selling season.”

Financial Outlook

As a result of continued strong performance, the Company has increased its earnings guidance for its fiscal second quarter ending on August 26, 2006, to $0.19 to $0.20 per diluted share from its earlier guidance of $0.17 to $0.19 per diluted share. Second quarter guidance takes into account a $0.02 per share impact of expensing stock based compensation. In last year’s second quarter, the Company earned $0.16 per diluted share.

For the fiscal year ending March 3, 2007, the Company has increased its fiscal 2007 earnings guidance to $1.08 to $1.11 per diluted share from $1.06 to $1.10 per diluted share. Full year earnings guidance includes approximately $0.08 per diluted share from the effect of expensing stock based compensation. In fiscal 2006, the Company earned $0.84 per diluted share. Fiscal 2007 second quarter earnings will be reported after the markets close on September 19, 2006.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 743 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 516 Christopher & Banks stores, 200 C.J. Banks stores and 27 Acorn stores.

This release contains forward-looking statements regarding the Company’s  positive outlook for sales in the beginning of the Fall selling season and increasing its earning guidance for the fiscal quarter ending on August 26, 2006 to $.19 to $.20 per diluted share from its earlier earnings guidance of $.17 to $.19 per diluted share.  The achievement of such results is subject to certain risks and uncertainties and may differ materially from those projected.  Such risk factors include, but are not limited to, changes in economic, market and weather conditions, the effect of variable consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, the ability to maintain positive response to the Company’s new merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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